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                                  EXHIBIT 10.25

                           LOAN AND SECURITY AGREEMENT

     This LOAN AND SECURITY AGREEMENT (this "Agreement") between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") and SONUS NETWORKS, INC., a Delaware corporation with its chief executive office located at 5 Carlisle Road, Westford, Massachusetts 01886 ("Borrower"), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

     1         ACCOUNTING AND OTHER TERMS

     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules, if any. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13.

     2         LOAN AND TERMS OF PAYMENT

     2.1 PROMISE TO PAY. Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as and when due in accordance with this Agreement.

     2.1.1     Revolving Advances.

               (a) Bank shall make Advances not exceeding (i) the lesser of Committed Revolving Line or, if Borrower's Tangible Net Worth at any time falls below the TNW Threshold, the Borrowing Base, MINUS (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), MINUS (iii) the FX Reserve, AND MINUS (iv) the aggregate outstanding Advances hereunder (including any Cash Management Services). Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

               (b) To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form in the form attached as EXHIBIT B. Bank shall credit Advances to Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

               (c) The Committed Revolving Line terminates on the Revolving Maturity Date, when the principal amount of all Advances and the unpaid interest thereon, shall be immediately payable.

LETTERS OF CREDIT SUBLIMIT.

               (d) Subject to the availability of Credit Extensions in Section 2.1.1(a), Bank shall issue or have issued Letters of Credit for Borrower's account not exceeding: (i) the lesser of Committed Revolving Line or, if Borrower's Tangible Net Worth at any time falls below the TNW Threshold, the Borrowing Base, MINUS (ii) the outstanding principal balance of any Advances (including any Cash Management Services), MINUS (iii) the FX Reserve, MINUS (iv) the amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit), PLUS (v) an amount equal to any Letter of Credit Reserves. Without limiting the foregoing, the face amount of

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outstanding Letters of Credit (including drawn but unreimbursed Letters of
Credit and any Letter of Credit Reserve) may not exceed One Million Dollars ($1,000,000.00). Each Letter of Credit shall have an expiry date no later than 180 days after the Revolving Maturity Date provided Borrower's Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Bank at all times on and after (i) the Revolving Maturity Date if the term of the Committed Revolving Line is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard Application and Letter of Credit Agreement. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

               (e) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

               (f) Borrower may request that Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

               (g) Upon the issuance of any letter of credit payable in a currency other than United States Dollars, Bank shall create a reserve (the "Letter of Credit Reserve") under the Committed Revolving Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such letter of credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Revolving Line shall be reduced by the amount of such reserve for so long as such letter of credit remains outstanding.

FOREIGN EXCHANGE SUBLIMIT. If there is availability for Credit Extensions under
Section 2.1.1(a), then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). Bank shall subtract 10% of each outstanding FX Forward Contract as the foreign exchange sublimit, which sublimit is a maximum of One Million Dollars ($1,000,000.00) (the "FX Reserve"). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs. Any outstanding amounts payable to the Bank under the FX Forward Contracts shall be paid in full, or, if agreed to by Bank, secured by cash on terms acceptable to Bank at all times on and after (i) the Revolving Maturity Date if the term of the Committed Revolving Line is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder.

     2.1.2 CASH MANAGEMENT SERVICES SUBLIMIT. Subject to the availability of Credit Extensions in Section 2.1.1(a), Borrower may use up to Five Million Dollars ($5,000,000.00) for the Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in the various cash management services agreements related to such services (the "Cash Management Services"). Such aggregate amounts utilized under the Cash Management Services sublimit shall at all times reduce the amount otherwise available for Credit Extensions under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the interest rate applicable to Advances. The balance of any Cash Management Services payable to the Bank on the Revolving Maturity Date shall be paid in full, or, if agreed to by Bank, secured by cash on terms acceptable to Bank at all times on and after (i) the Revolving Maturity Date if the term of the Committed Revolving Line is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder.

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     2.1.3     EQUIPMENT ADVANCES.

               (a) Through the date which is three hundred sixty-four (364) days following the Closing Date (the "Equipment Availability End Date"), Bank shall make advances ("Equipment Advance" and, collectively, "Equipment Advances") to Borrower in an aggregate amount not exceeding the Committed Equipment Line. To evidence the Equipment Advance or Equipment Advances, Borrower shall deliver to Bank, at the time of each Equipment Advance request, an invoice for the Eligible Equipment to be financed. Except as provided below, the Equipment Advances may only be used to finance Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) of each Equipment Advance request. Notwithstanding the foregoing, the initial Equipment Advance may be used to finance Eligible Equipment purchased on or after September 30, 2001 (determined based upon the applicable invoice date of such Eligible Equipment). Equipment Advances shall not exceed one hundred percent (100%) of the invoice amount of such Eligible Equipment, excluding taxes, shipping, warranty charges, freight discounts and installation expense relating to such Equipment. Expect as provided below, each Equipment Advance under the Committed Equipment Line shall be made by Bank on the first (1st) day of the month. Notwithstanding the foregoing, if Borrower requests an Equipment Advance on a day other than the first (1st) day of the month, such Equipment Advance shall be deemed to have occurred on and interest shall be calculated beginning with the first day of such month. Each Equipment Advance must be for a minimum amount of One Hundred Thousand Dollars ($100,000.00).

               (b) Interest accrues from the date of each Equipment Advance at the per annum rate described in Section 2.3(a), and shall be payable monthly on the Payment Date of each month commencing with the initial Payment Date following each such Equipment Advance. Each Equipment Advance shall be payable in (i) thirty-six (36) equal monthly installments of principal, PLUS (ii) monthly payments of accrued interest, beginning on the first Payment Date following such Equipment Advance and continuing on each Payment Date thereafter through the Equipment Maturity Date applicable to such Equipment Advance. Borrower shall have the right to pre-pay Equipment Advances without penalty. Equipment Advances when repaid may not be reborrowed.

               (c) To obtain an Equipment Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 3:00 p.m. Eastern time one (1) Business Day before the day on which the Equipment Advance is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

     2.1.4 UNDISBURSED CREDIT EXTENSIONS. The Bank's obligation to lend the undisbursed portion of the Credit Extensions shall terminate if there has been a Material Adverse Change, or there has been any material adverse deviation by Borrower from the most recent business plan or budget of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

     2.2 OVERADVANCES. If Borrower's Tangible Net Worth at any time falls below the TNW Threshold, then at all times thereafter Borrower must immediately pay in cash to Bank the amount (if any) in which Borrower's aggregate Obligations under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the Borrowing Base.

     2.3       INTEREST RATE; PAYMENTS.

               (a) INTEREST RATE. Advances under the Committed Revolving Line shall accrue interest on the outstanding principal balance of the Committed Revolving Line at a per annum rate described on the INTEREST RATE SUPPLEMENT TO AGREEMENT attached hereto and incorporated by reference herein. Equipment Advances under the Committed Equipment Line shall accrue interest on the outstanding principal balance of the Committed Equipment Line at a per annum rate equal to the Bank's Prime Rate. After an Event of Default, Obligations shall bear interest at five percent (5.0%) above the rate effective immediately before the Event of Default. The interest rate shall increase or decrease when the Prime Rate changes. Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

               (b) PAYMENTS. Interest is payable on all Credit Extensions under this Agreement on the Payment Date of each month. Bank may debit any of Borrower's deposit accounts including Account Number

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____________________ for principal and interest payments or any amounts Borrower owes Bank. Bank shall promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day; provided that this shall not apply if the Borrower had sufficient cash in such account to make such payment in full at all times on the due date therefore. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

     2.4       FEES. Borrower shall pay to Bank:

               (a) COMMITTED REVOLVING LINE FACILITY FEE. A fully earned, non-refundable, one-time Committed Revolving Line facility fee of Fifty Thousand Dollars ($50,000.00), due and payable on the Closing Date; and

               (b) UNUSED COMMITTED EQUIPMENT LINE FACILITY FEE. As compensation for the Bank's maintenance of sufficient funds available for such purpose, the Bank shall have earned a facility fee on the Unused Committed Equipment Line in an amount equal to one-half of one percent (0.50%) of the Unused Committed Equipment Line on September 30, 2002, which Unused Committed Equipment Line facility fee shall be due and payable by Borrower on September 30, 2002. If the Committed Equipment Line is terminated prior to September 30, 2002, the Unused Committed Equipment Line facility fee shall be equal to one-half of one percent (0.50%) of the Unused Committed Equipment Line as of the date of such termination, which fee shall be due and payable by Borrower on the date of such termination. The Borrower shall not be entitled to any credit, rebate or repayment of any facility fee previously earned by the Bank pursuant to this Section notwithstanding any termination of the within Agreement, or suspension or termination of the Bank's obligation to make loans and advances hereunder; and

               (c) LETTER OF CREDIT FEE. Except as provided below, Borrower shall pay the Bank's customary fees and expenses for the issuance of Letters of Credit, including, without limitation, a per annum fee for each Letter of Credit equal to one percent (1.0%) of the face amount of each such Letter of Credit issued, upon the issuance or renewal of such Letter of Credit by the Bank. The Letter of Credit fees shall be due and fully earned upon Borrower's request for each such Letter of Credit. Notwithstanding the foregoing, no Letter of Credit fee shall be charged to the Borrower for the initial Five Hundred Fifty-Five Thousand Dollars ($555,000.00) of Letters of Credit (the "Non-Fee Letters of Credit") in the aggregate issued hereunder, nor shall any Letter of Credit fee be charged to Borrower for any renewal of the Non-Fee Letters of Credit; and

               (d) BANK EXPENSES. All Bank Expenses (including reasonable attorneys' fees and expenses incurred through and after the Closing Date) when due.

     2.5 ADDITIONAL COSTS. If any law or regulation increases Bank's costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense PROVIDED, HOWEVER, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date Bank notifies Borrower of such increased costs. Bank agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with Bank's customary practice.

     3         CONDITIONS OF LOANS

     3.1 CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

               (a)  this Agreement;

               (b)  Interest Rate Supplement to Agreement;

               (c) Copy of Borrower's Certificate of Incorporation (certified by Secretary of State);

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               (d)  a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

               (e)  Negative Pledge Agreement covering Intellectual Property;

               (f)  landlord's consent;

               (g) a legal opinion of Borrower's counsel, in form and substance acceptable to Bank;

               (h)  financing statements (Forms UCC-1);

               (i) Account Control Agreement/ Investment Account Control Agreement;

               (j)  Perfection Certificate;

               (k)  insurance certificate;

               (l) results satisfactory to Bank in its sole discretion from the Initial Audit described in Section 6.2 prior to the initial Advance under the Committed Revolving Line;

               (m)  payment of the fees and Bank Expenses then due specified in
     Section 2.4 hereof;

               (n)  Certificate of Good Standing/Legal Existence (Long Form);

               (o)  Certificate of Foreign Qualification (if applicable); and

               (p) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

     3.2 CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS. Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

               (a)  timely receipt of any Payment/Advance Form; and

               (b) the representations and warranties in Section 5 shall be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing as of such effective date, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Section 5 remain true.

     4         CREATION OF SECURITY INTEREST

     4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower's duties under the Loan Documents, a continuing security interest in, and pledges and assigns to the Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral. Upon and during the continuance of an Event of Default, Bank may place a "hold" on any deposit account pledged as Collateral. Borrower agrees that any disposition of the Collateral in violation of this Agreement, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code. If the Agreement is terminated, Bank's lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the

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proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

     5         REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants as follows:

     5.1 DUE ORGANIZATION AND AUTHORIZATION. Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, the Borrower delivered to the Bank a certificate signed by the Borrower and entitled "Perfection Certificate". The Borrower represents and warrants to the Bank that:
(a) the Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) the Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth the Borrower's organizational identification number or accurately states that the Borrower has none; and (d) the Perfection Certificate accurately sets forth the Borrower's place of business, or, if more than one, its chief executive office as well as the Borrower's mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to the Borrower is accurate and complete. If the Borrower does not now have an organizational identification number, but later obtains it, Borrower shall forthwith notify the Bank or such organizational identification number.

     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

     5.2 COLLATERAL. Borrower has good title to the Collateral, free of Liens except Permitted Liens. As of the Closing Date, Borrower has no other deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to the Bank in connection herewith. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects.

     5.3 LITIGATION. Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

     5.4 NO MATERIAL DEVIATION IN FINANCIAL STATEMENTS. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations for the periods indicated. Such monthly financial statements shall not include notes. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

     5.5 SOLVENCY. Borrower is able to pay its debts (including trade debts) as they mature.

     5.6 REGULATORY COMPLIANCE. Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important

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activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

     5.7 SUBSIDIARIES. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

     5.8 FULL DISCLOSURE. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank taken together with all such written certificates and written statements given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

     5.9 DESIGNATED SENIOR DEBT. All Obligations of the Borrower under or arising in connection with this Agreement, as may be amended from time to time, constitute "Designated Senior Debt" under and as defined in the 4.75% Convertible Subordinated Note Due 2006 dated May 1, 2001 made by Borrower payable to BellSouth Corporation issued pursuant to that certain Securities Purchase Agreement dated as of May 1, 2001 between BellSouth Corporation and the Borrower (hereinafter, said Note and Securities Purchase Agreement shall be referred to as the "BellSouth Debt"). The Borrower hereby acknowledges, confirms and agrees that the BellSouth Debt shall not be amended in any manner which might adversely effect the Bank's interest as a holder of "Designated Senior Debt", as such term is defined in the BellSouth Debt as of the Closing Date.

     6         AFFIRMATIVE COVENANTS

     Borrower shall do all of the following:

     6.1       GOVERNMENT COMPLIANCE. Except as permitted in Section 7.1 and
Section 7.3 with respect to Borrower's Subsidiaries, Borrower shall maintain its and all Subsidiaries' legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or be expected to cause a Material Adverse Change.

     6.2       FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

               (a) Borrower shall deliver to Bank: (i) as soon as available, but no later than twenty-five (25) days after the last day of each month, a company prepared unaudited consolidated balance sheet and unaudited income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank and such financial statements shall not include notes and shall be subject to year-end and quarterly adjustments; (ii) on or before the earlier of: (A) forty-five (45) days after the last day of each quarter or (B) five (5) days after filing with the Securities and Exchange Commission, a copy of Borrower's Form 10-Q as filed with the Securities and Exchange Commission; (iii) on or before the earlier of:
(A) one hundred twenty

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(120) days after the last day of Borrower's fiscal year or (B) five (5) days after filing with the Securities and Exchange Commission, a copy of Borrower's Form 10-K as filed with the Securities and Exchange Commission, together with an unqualified opinion on the financial statements from an independent certified public accounting firm; (iv) within five (5) days of filing with the Securities and Exchange Commission, a copy of Borrower's Form 8-K as filed with the Securities and Exchange Commission; (v) as soon as available, but no later than forty-five (45) days after the end of Borrower's fiscal year (and upon any revisions to same which are approved by Borrower's Board of Directors), a balance sheet, income statement and cash flow projections for the then current fiscal year; (vi) within five (5) days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt; (vii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more; and (viii) other financial information reasonably requested by Bank.

               (b) If Borrower's Tangible Net Worth as at the last day of a month is below the TNW Threshold, Borrower shall deliver to Bank, within twenty-five (25) days after the last day of each month thereafter in which Advances were requested by Borrower or Obligations under the Committed Revolving Line were outstanding, a Borrowing Base Certificate signed by a Responsible Officer in the form of EXHIBIT C, with aged listings of accounts receivable.

               (c) Within twenty-five (25) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of EXHIBIT D.

               (d) Allow Bank to audit Borrower's Collateral at Borrower's expense. Such audits shall be conducted no more often than once every twelve
(12) months unless an Event of Default has occurred and is continuing. The Borrower shall provide the Bank with access to all its records and financial information so that the first such audit (the "Initial Audit") of Borrower's Accounts shall be completed by Bank prior to the initial Advance under the Committed Revolving Line.

     6.3 INVENTORY; RETURNS. Borrower shall keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors shall follow Borrower's customary practices as they exist at the Closing Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00). The obligations under this Section 6.3 shall not apply to Inventory which is supplied to Borrower's customers for trial or evaluation purposes.

     6.4 TAXES. Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

     6.5 INSURANCE. Borrower shall keep its business and the Collateral insured for risks and in amounts, standard for Borrower's industry. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show the Bank as an additional insured and all policies shall provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank's request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank's option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $25,000.00, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Bank has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds

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payable under such casualty policy shall, at the option of the Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section or to pay any amount or furnish any required proof of payment to third persons and the Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section, and take any action under the policies Bank deems prudent.

     6.6 PRIMARY ACCOUNTS. In order to permit the Bank to monitor the Borrower's financial performance and condition, Borrower shall maintain its primary operating accounts with Bank. In addition to the foregoing: (i) on the Closing Date, Borrower shall maintain or have administered through the Bank not less than Thirty-Five Million Dollars ($35,000,000.00) in cash or securities, and (ii) at all times after the Closing Date and prior to the termination of this Agreement, Borrower shall maintain or have administered through the Bank not less than Twenty-Five Million Dollars ($25,000,000.00) in cash or securities in excess of that amount used for Borrower's operations. Borrower shall identify to Bank, in writing, of any bank or securities account opened by Borrower with any institution other than Bank. In addition, for each such account that the Borrower at any time opens or maintains, Borrower shall, at the Bank's request and option, pursuant to an agreement in form and substance acceptable to the Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of the Bank pursuant to the terms hereunder. The provisions of this paragraph shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower's employees.

     6.7 FINANCIAL COVENANTS. Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted:

               (a) QUICK RATIO. Borrower shall maintain a ratio of Quick Assets to Current Liabilities (less Deferred Maintenance Revenue), as of the last day of each month, of at least 1.5 to 1.0.

               (b) TANGIBLE NET WORTH. Borrower shall maintain, as of the last day of each month, a Tangible Net Worth of at least: (i) Seventy Million Dollars ($70,000,000.00) for each month through the month ending March 31, 2002, (ii) Sixty Million Dollars ($60,000,000.00) for each month from April 30, 2002 through the month ending September 30, 2002, and (iii) Fifty Million Dollars ($50,000,000.00) for each month after September 30, 2002; PROVIDED THAT each of the threshold amounts listed in (i)-(iii) above shall be increased by fifty percent (50%) of the amount of the proceeds received by Borrower from equity issued by Borrower after the Closing Date.

     6.8 FURTHER ASSURANCES. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

     7         NEGATIVE COVENANTS

     Borrower shall not do any of the following without the Bank's prior written consent which shall not be unreasonably withheld:

     7.1 DISPOSITIONS. Convey, sell, lease, transfer or otherwise dispose of (collectively a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment;
(iv) the discontinued products identified on the Schedule; and (v) furniture or equipment owned by telecom technologies, inc. and other fixed assets to be transferred to its landlord pursuant to a real property lease agreement; and
(vi) of assets from a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower.

     7.2 CHANGES IN BUSINESS, OWNERSHIP, MANAGEMENT OR BUSINESS LOCATIONS. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower, or have a

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material change in management. Borrower shall not, without providing Bank with written notice within fifteen (15) days thereafter: (i) relocate its chief executive office, or add any new offices or business locations (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000.00) in Borrower's assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

     7.3 MERGERS OR ACQUISITIONS. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person other than: (i) mergers of: (A) Borrower's Subsidiaries with other of Borrower's Subsidiaries, or (B) Borrower's Subsidiaries with and into the Borrower (provided that Borrower is the surviving legal entity), and (ii) the dissolution of Borrower's Subsidiaries by Borrower.

     7.4 INDEBTEDNESS. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

     7.5 ENCUMBRANCE. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.

     7.6 DISTRIBUTIONS; INVESTMENTS. (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any cash dividends or make any distribution (other than non-cash dividends) or payment or redeem, retire or purchase any capital stock except for: (A) the repurchase by Borrower of restricted stock owned by Borrower's terminated employees, and (B) the purchase by Borrower of Borrower's common stock purchased in the open market, except that the amount of Borrower's repurchases or purchases, as applicable, of stock in (A) and (B) above shall not be greater than $3,000,000.00 in the aggregate.

     7.7 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter or permit any material transaction with any Affiliate, except transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

     7.8 SUBORDINATED DEBT. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank's prior written consent.

     7.9 COMPLIANCE. Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

     8         EVENTS OF DEFAULT

     Any one of the following is an Event of Default:

     8.1 PAYMENT DEFAULT. Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension shall be made during the cure period);

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

     8.2       COVENANT DEFAULT. Borrower does not perform any obligation in
Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within twenty (20) days after it occurs, or if the default cannot be cured within such twenty (20) days or cannot be cured after Borrower's attempts in the twenty (20) day period, and the default may be cured within a reasonable time, then Borrower shall have additional time, (of not more than twenty (20) days) to attempt to cure the default. Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions shall be made during the cure period);

     8.3       MATERIAL ADVERSE CHANGE. A Material Adverse Change occurs;

     8.4 ATTACHMENT. (i) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon the Borrower seeking to attach, by trustee or similar process any funds of the Borrower on deposit with the Bank; (iii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a Lien on a material portion of Borrower's assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

     8.5 INSOLVENCY. (i) Borrower becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed);

     8.6 OTHER AGREEMENTS. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that could result in a Material Adverse Change;

     8.7       JUDGMENTS. Except with respect to a judgment specified on
SCHEDULE 8.7 with regard to Borrower's wholly-owned Subsidiary, telecom technologies, inc., if a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

     8.8 MISREPRESENTATIONS. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

     9         BANK'S RIGHTS AND REMEDIES

     9.1 RIGHTS AND REMEDIES. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

               (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

               (b) Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

               (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

               (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located (to extent not prohibited by applicable law and as to Collateral in the possession of customers of Borrower, only after thirty (30) days prior written notice to Borrower), take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

               (e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

               (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit for the purposes described herein and to the extent not prohibited by the terms of any licenses or franchise agreements in effect on the date hereof and under which the Borrower is the licensee or franchisee, only to the extent such prohibitions are enforceable; and

               (g)  Dispose of the Collateral according to the Code.

     9.2 POWER OF ATTORNEY. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors;
(iii) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; (iv) make, settle, and adjust all claims under Borrower's insurance policies; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank's foregoing appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

     9.3 ACCOUNTS COLLECTION. In the event that an Event of Default occurs and is continuing, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify and/or collect the amount of the Account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the account debtor, with proper endorsements for deposit.

     9.4 BANK EXPENSES. Any amounts paid by Bank as provided herein are Bank Expenses and are immediately due and payable, and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

     9.5 BANK'S LIABILITY FOR COLLATERAL. So long as the Bank complies with reasonable banking practices regarding the safekeeping of collateral, the Bank shall not be liable or responsible for: (a) the safekeeping of the

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Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

     9.6 REMEDIES CUMULATIVE. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

     9.7 DEMAND WAIVER. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

     10        NOTICES

     All notices or demands by any party to this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed below. Either Bank or Borrower may change its notice address by giving the other written notice.

                  If to Borrower:   Sonus Networks, Inc.
                                    5 Carlisle Road
                                    Westford, Massachusetts 01886
                                    Attn: Mr. Stephen J. Nill, CFO
                                    Fax: 978-692-9118

                  with a copy to:   Bingham Dana LLP
                                    150 Federal Street
                                    Boston, Massachusetts 02110
                                    Attn: Johan V. Brigham, Esquire
                                    Fax: 617-951-8736

                  If to Bank:       Silicon Valley Bank
                                    One Newton Executive Park, Suite 200
                                    2221 Washington Street
                                    Newton, Massachusetts  02462
                                    Attn: Ms. Pamela Braren
                                    Fax:  (617) 969-4395

                  with a copy to:   Riemer & Braunstein LLP
                                    Three Center Plaza
                                    Boston, Massachusetts 02108
                                    Attn: David A. Ephraim, Esquire
                                    FAX: (617) 880-3456

     11        CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

     Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that if for any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING

                                       13
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AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION
WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK'S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

     12        GENERAL PROVISIONS

     12.1 SUCCESSORS AND ASSIGNS. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

     12.2 INDEMNIFICATION. Borrower hereby indemnifies, defends and holds the Bank and its officers, employees and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

     12.3 RIGHT OF SET-OFF. Borrower and any guarantor hereby grant to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of the Bank or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     12.4 TIME OF ESSENCE. Time is of the essence for the performance of all Obligations in this Agreement.

     12.5 SEVERABILITY OF PROVISION. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

     12.6 AMENDMENTS IN WRITING; INTEGRATION. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

     12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

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

     12.8 SURVIVAL. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

     12.9 CONFIDENTIALITY. In handling any Confidential Information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee's or purchaser's agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order,
(iv) as required in connection with Bank's examination or audit; and (v) upon the occurrence and continuance of an Event of Default, as Bank considers appropriate in exercising remedies under this Agreement. The restrictions set forth above shall not apply to information that (a) is generally known within the industry at the time of its disclosure; (b) is lawfully received by the Bank from a third party (unless the Bank is aware that such third party is not permitted to make such disclosures due to a confidential relationship with the Borrower); (c) was already in the Bank's possession at the time such information was disclosed by the Borrower to the Bank; or (d) was independently developed by the Bank without use of the information disclosed under this Agreement. If a portion or aspect of the Confidential Information becomes generally known through no action of the Bank, only that portion or aspect shall not be governed by this Agreement and all other aspects of the Confidential Information shall remain subject to the provisions of this Agreement.

     13        DEFINITIONS

     13.1      DEFINITIONS.

     "ACCOUNTS" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

     "ADVANCE" or "ADVANCES" is a loan advance (or advances) under the Committed Revolving Line, including, without limitation, the Prime Rate Loans and the LIBOR Rate Loans described in the Interest Rate Supplement.

     "AFFILIATE" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

     "BANK EXPENSES" are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

     "BELLSOUTH DEBT" is defined in Section 5.9.

     "BORROWER'S BOOKS" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

     "BORROWING BASE" is eighty percent (80%) of Eligible Accounts, as determined by Bank from Borrower's most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower's Collateral, which reduction of the Borrowing Base shall be effective ten (10) days after Bank provides notice to Borrower of such change.

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     "BUSINESS DAY" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

     "CASH MANAGEMENT SERVICES" are defined in Section 2.1.4.

     "CLOSING DATE" is March 25, 2002.

     "CODE" is the Uniform Commercial Code as adopted in Massachusetts, as amended and as may be amended and in effect from time to time.

     "COLLATERAL" is any and all properties, rights and assets of the Borrower (other than Intellectual Property, except to the extent that a security interest in Borrower's Intellectual Property is granted by Borrower to Bank hereafter) granted by the Borrower to Bank or arising under the Code, now, or in the future, in which the Borrower obtains an interest, or the power to transfer rights, including, without limitation, the property described on EXHIBIT A.

     "COMMITTED EQUIPMENT LINE" is an Equipment Advance or Equipment Advances of up to Ten Million Dollars ($10,000,000.00).

     "COMMITTED REVOLVING LINE" is an Advance or Advances of up to Twenty Million Dollars ($20,000,000.00). Notwithstanding the foregoing, the availability of the initial Advance under the Committed Revolving Line shall be subject to the receipt by the Bank of satisfactory results, in the sole and absolute discretion of the Bank, of the Initial Audit of Borrower's Accounts pursuant to Section 6.2 hereof. If the results of the Initial Audit are not satisfactory to the Bank for any reason, the Bank may, at its discretion, reduce the amount of the Committed Revolving Line, or not make any Advances thereunder, except pursuant to terms satisfactory to Bank.

     "CONFIDENTIAL INFORMATION" means all commercially valuable, propriety and confidential information and trade secrets with respect to the Borrower's business and products, whether of a technical, business or other nature (including, without limitation, know-how and information relating to the technology, customers, business plans, promotional and marketing activities, finances and other business affairs of the Borrower), that is disclosed to the Bank or any of its officers, employees or agents or is otherwise learned by the Bank or any of its officers, employees or agents in the course of discussions or business dealings with, or physical or electronic access to the premises of, the Borrower, and that has been identified as being proprietary and/or confidential or that by the nature of the circumstances surrounding the disclosure or receipt ought to be treated as proprietary and confidential.

     "CONTINGENT OBLIGATION" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

     "CREDIT EXTENSION" is each Advance (including Cash Management Services), Equipment Advance, Letter of Credit, FX Forward Contract or any other extension of credit by Bank for Borrower's benefit.

     "CURRENT LIABILITIES" are the aggregate amount of Borrower's Total Liabilities which mature within one (1) year, PLUS, without duplication, all obligations and liabilities of Borrower to Bank.

     "DEFERRED MAINTENANCE REVENUE" is all amounts received in advance of performance under maintenance contracts and not yet recognized as revenue.

     "ELIGIBLE ACCOUNTS" are billed Accounts in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in
Section 5.2; BUT Bank may in its reasonable discretion change eligibility standards by giving Borrower thirty (30) days prior written notice. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

               (a)  Accounts that the account debtor has not paid within ninety
     (90) days of invoice date;

               (b) Accounts for an account debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

               (c)  Credit balances over ninety (90) days from invoice date;

               (d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

               (e) Accounts for which the account debtor does not have its principal place of business in the United States, except for certain foreign accounts receivable which may be approved by Bank in its sole discretion on a case-by-case basis;

               (f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof;

               (g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

               (h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor's payment may be conditional;

               (i) Accounts for which the account debtor is Borrower's Affiliate, officer, employee, or agent;

               (j) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

               (k) Accounts for which Bank reasonably determines collection to be doubtful.

     "ELIGIBLE EQUIPMENT" is (a) general purpose computer equipment, office equipment, test, manufacturing and laboratory equipment, furnishings, subject to the limitations set forth herein, and (b) Other Equipment that complies with all of Borrower's representations and warranties to Bank and which is reasonably acceptable to Bank in all respects.

     "EQUIPMENT" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

     "EQUIPMENT ADVANCE " is defined in Section 2.1.5.
     "EQUIPMENT AVAILABILITY END DATE" is defined in Section 2.1.5.

     "EQUIPMENT MATURITY DATE" is, with respect to each Equipment Advance, the thirty-sixth (36th) Payment Date following each such Equipment Advance.

     "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

     "FX FORWARD CONTRACT" is defined in Section 2.1.3.

     "FX RESERVE" is defined in Section 2.1.3.

     "GAAP" is generally accepted accounting principles.

     "GUARANTOR" is any present or future guarantor of the Obligations.

     "INDEBTEDNESS" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

     "INSOLVENCY PROCEEDING" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

     "INTELLECTUAL PROPERTY" is any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired.

     "INTEREST RATE SUPPLEMENT" is that certain Interest Rate Supplement to Agreement attached hereto and incorporated herein by reference.

     "INVENTORY" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

     "INVESTMENT" is any beneficial ownership of (including stock, partnership interests or other securities) any Person, or any loan, advance or capital contribution to any Person.

     "LETTER OF CREDIT" means a letter of credit or similar undertaking issued by Bank pursuant to Section 2.1.2.

     "LETTER OF CREDIT FEES" is defined in Section 2.4.

     "LETTER OF CREDIT RESERVE" has the meaning set forth in Section 2.1.2.

     "LIEN" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

     "LOAN DOCUMENTS" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

     "MATERIAL ADVERSE CHANGE" is: (i) A material impairment in the perfection or priority of Bank's security interest in the Collateral or in the value of such Collateral; or (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iv) Bank determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

     "OBLIGATIONS" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later under or in connection with this Agreement, including letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

     "OTHER EQUIPMENT" is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by the Bank, excluding sales tax, freight and installation expenses. Unless otherwise agreed to by Bank, not more than 25% of the proceeds of the Committed Equipment Line shall be used to finance Other Equipment.

     "PAYMENT DATE" is the first calendar day of each month.

     "PERMITTED INDEBTEDNESS" is:

               (a) Borrower's indebtedness to Bank under this Agreement or the Loan Documents;

               (b) Indebtedness existing on the Closing Date and shown on the Schedule;

               (c)  Subordinated Debt;

               (d) Indebtedness to trade creditors incurred in the ordinary course of business;

               (e)  Indebtedness secured by Permitted Liens; and

               (f) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

     "PERMITTED INVESTMENTS" are:

               (a) Investments shown on the Investments Schedule and existing on the Closing Date; and

               (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency (including FannieMae or FreddieMac) or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit issued maturing no more than 1 year after issue, and (iv) any other investments administered through the Bank.

     "PERMITTED LIENS" are:

               (a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

               (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, IF they have no priority over any of Bank's security interests;

               (c) Purchase money Liens granted in connection with the financing (by loan or capital lease) of Equipment in an outstanding amount not greater than $10,000,000.00: (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, IF the Lien is confined to the property and improvements and the proceeds of the Equipment;

               (d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower's business; and

               (e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), BUT any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

     "PERSON" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

     "PRIME RATE" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

     "QUICK ASSETS" is, on any date, the Borrower's consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

     "RESPONSIBLE OFFICER" is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

     "REVOLVING MATURITY DATE" is that date which is three hundred sixty-four
(364) days following the Closing Date.

     "SCHEDULE" is any attached schedule of exceptions.

     "SUBORDINATED DEBT" is debt incurred by Borrower subordinated to Borrower's debt to Bank (pursuant to a subordination agreement entered into between the Bank, the Borrower and the subordinated creditor), on terms acceptable to Bank. As of the Closing Date, the BellSouth Debt shall be deemed Subordinated Debt hereunder.

     "SUBSIDIARY" of any Person is any corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

     "TANGIBLE NET WORTH" is, on any date, the consolidated total assets of Borrower and its Subsidiaries MINUS (i) any amounts attributable to (a) goodwill, (b) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, MINUS (ii) Total Liabilities, PLUS (iii) Subordinated Debt to the extent that such Subordinated Debt is due and payable greater than one
(1) year from the applicable testing date.

     "TOTAL LIABILITIES" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

     "TNW THRESHOLD" is Borrower's maintaining a Tangible Net Worth, as of the last day of the month, of not less than Seventy Million Dollars
($70,000,000.00), as determined by Bank upon its review of Borrower's Compliance Certificate and financial statements.

     "UNUSED COMMITTED EQUIPMENT LINE" is the maximum principal amount of the Committed Equipment Line less the principal amount of the Equipment Advances made thereunder (including any Equipment Advances which have been repaid by Borrower).

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of March 25, 2002, to be effective as of January 16, 2002.

BORROWER:

SONUS NETWORKS, INC.

By:   /s/ Peter S. Hemme
   --------------------------------------------

Name:  Peter S. Hemme
     ------------------------------------------

Title: Vice President and Controller
      -----------------------------------------

BANK:

SILICON VALLEY BANK, d/b/a
SILICON VALLEY EAST

By:   /s/ Timothy O'Loughlin
   --------------------------------------------

Name:  Timothy O'Loughlin
     ------------------------------------------

Title:  Senior Vice President
     ------------------------------------------

SILICON VALLEY BANK

By:     /s/ Maggie Garcia
   --------------------------------------------

Name:   Maggie Garcia
     ------------------------------------------

Title:  AVP
      -----------------------------------------
     (Signed in Santa Clara County, California)

                                    EXHIBIT A

     The Collateral consists of all right, title and interest of Borrower in and to the following:

     All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

     All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

     The Collateral does not include:

     Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired. Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property.

                                    EXHIBIT B

                   LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM
              DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., E.S.T.

TO:  CENTRAL CLIENT SERVICE DIVISION                  DATE:
                                                           --------------------

FAX#:  (617) 969-5965                                 TIME:
                                                           ---------------------

--------------------------------------------------------------------------------
FROM:  SONUS NETWORKS, INC.
      ------------------------------------------------
                                CLIENT NAME (BORROWER)
REQUESTED BY:
             ------------------------------------------------------
                            AUTHORIZED SIGNER'S NAME

AUTHORIZED SIGNATURE:
                     ----------------------------------------------

PHONE NUMBER:
             ------------------------------------------------------


FROM ACCOUNT #                     TO ACCOUNT #
              --------------------             --------------------

REQUESTED TRANSACTION TYPE                  REQUEST DOLLAR AMOUNT
--------------------------                  ---------------------

PRINCIPAL INCREASE (ADVANCE)                $
                                             ----------------
PRINCIPAL PAYMENT (ONLY)                    $
                                             ----------------
INTEREST PAYMENT (ONLY)                     $
                                             ----------------
PRINCIPAL AND INTEREST (PAYMENT)            $
                                             ----------------

OTHER INSTRUCTIONS:
                    --------------------------------------------------

All Borrower's representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone request for and Advance confirmed by this Borrowing Certificate; but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  BANK USE ONLY

TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

-------------------------------------         ----------------------------
       Authorized Requester                               Phone #
--------------------------------------------------------------------------------

                                    EXHIBIT C
                           BORROWING BASE CERTIFICATE

--------------------------------------------------------------------------------

Borrower:   SONUS NETWORKS, INC.                   Lender:   Silicon Valley Bank

Commitment Amount:   $20,000,000.00

--------------------------------------------------------------------------------

ACCOUNTS RECEIVABLE
1.       Accounts Receivable Book Value as of                                   $
                                             -------------------                ------------------
2.       Additions (please explain on reverse)                                  $
                                                                                 -----------------
3.       TOTAL ACCOUNTS RECEIVABLE                                              $
                                                                                 -----------------

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.       Amounts over 90 days due                                               $
                                                                                 -----------------
5.       Balance of 50% over 90 day accounts                                    $
                                                                                 -----------------
6.       Credit balances over 90 days                                           $
                                                                                 -----------------
7.       Concentration Limits                                                   $
                                                                                 -----------------
8.       Foreign Accounts                                                       $
                                                                                 -----------------
9.       Governmental Accounts                                                  $
                                                                                 -----------------
10.      Contra Accounts                                                        $
                                                                                 -----------------
11.      Promotion or Demo Accounts                                             $
                                                                                 -----------------
12.      Intercompany/Employee Accounts                                         $
                                                                                 -----------------
13.      Other (please explain on reverse)                                      $
                                                                                 -----------------
14.      TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS                                   $
                                                                                 -----------------
15.      Eligible Accounts (#3 minus #14)                                       $
                                                                                 -----------------
16.      LOAN VALUE OF ACCOUNTS(80% OF #15)                                     $
                                                                                 -----------------

BALANCES
17.      Maximum Loan Amount                                                    $
                                                                                 -----------------
18.      Total Funds Available (Lesser of #16 and #17)                          $
                                                                                 -----------------
19.      Present balance owing on Committed Revolving Line                      $
                                                                                 -----------------
20.      Outstanding under Sublimits (Letter of Credit, FX Reserve, Cash Mngt)  $
                                                                                 -----------------
21.      RESERVE POSITION (#18 minus #19 and #20)                               $
                                                                                 -----------------

THE UNDERSIGNED REPRESENTS AND WARRANTS THAT THIS IS TRUE, COMPLETE AND CORRECT, AND THAT THE INFORMATION IN THIS BORROWING BASE CERTIFICATE COMPLIES WITH THE REPRESENTATIONS AND WARRANTIES IN THE LOAN AND SECURITY AGREEMENT BETWEEN THE UNDERSIGNED AND SILICON VALLEY BANK.

                                                         BANK USE ONLY

COMMENTS:                                    Received by:
                                                         ----------------------
                                                           AUTHORIZED SIGNER
                                             Date:
                                                  ------------------------------

By:                                          Verified:
   -------------------------                          --------------------------
        Authorized Signer                                  AUTHORIZED SIGNER

                                             Date:
                                                  -----------------------------

                                             Compliance Status: Yes  No

                                    EXHIBIT D
                             COMPLIANCE CERTIFICATE

TO:      SILICON VALLEY BANK

FROM:    SONUS NETWORKS, INC.

     The undersigned authorized officer of SONUS NETWORKS, INC. certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

     PLEASE INDICATE COMPLIANCE STATUS BY CIRCLING YES/NO UNDER "COMPLIES"
COLUMN.

     REPORTING COVENANT                      REQUIRED                               COMPLIES
     ------------------                      --------                               --------
     Financial statements with CC            Monthly within 25 days                 Yes  No
     BBC w/ A/R Agings                       Monthly w/in 25 days*                  Yes  No
     10-Q, 10-K and 8-K                      Within 5 days after filing with SEC    Yes  No
     Balance Sheet, Income Statement, and    FYE within 45 days                     Yes  No

     Cash Projections (plus all revisions approved by Board)

* To be submitted by Borrower to Bank in accordance with Section 6.2 of the Loan and Security Agreement

     FINANCIAL COVENANT                      REQUIRED                            ACTUAL            COMPLIES
     ------------------                      --------                            ------            --------
     Minimum Quick Ratio (monthly)           1.5:1.0                                  :1.0         Yes   No
                                                                                ------
     Minimum Tangible Net Worth (monthly)    (i) $70,000,000 thru 3/31/02,      $                  Yes   No
                                                                                 --------
                                             $60,000,000 thru 9/30/02,          $                  Yes   No
                                                                                 --------
                                             and $50,000,000 after 9/30/02;     $                  Yes   No
                                                                                 --------
                                             PLUS (ii) 50% of new equity issued.

COMMENTS REGARDING EXCEPTIONS:  See Attached.             BANK USE ONLY

Sincerely,                                    Received by:
                                                          ---------------------
                                                            AUTHORIZED SIGNER

-----------------------------                 Date:
SIGNATURE                                          ----------------------------

                                              Verified:
-----------------------------                          ------------------------
                                                           AUTHORIZED SIGNER
TITLE
                                              Date:
-----------------------------                      ----------------------------
DATE
                                             Compliance Status:   Yes     No